UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) December 28, 1999
                                                          -----------------

                         Commission file number 0-24739
                            CNY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  16-1557490
     -------------------------------       ------------------------------------
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                 ONE NORTH MAIN STREET, CORTLAND, NEW YORK 13450
                 -----------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (607) 756-5643

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Items 1, 2, 3, 4 and 6:  Not Applicable

Item 5.  Other Events


         CNY Financial Corporation (the "Registrant" or "CNYF") entered into an Agreement and Plan of Merger (the "Agreement') with Niagara Bancorp, Inc. and Niagara Merger Corp. as of December 28, 1999. CNYF is the holding company for Cortland Savings Bank. As of September 30, 1999, CNYF had total assets of $296.3 million and total deposits of $196.4 million. Under the terms of the Agreement, CNYF will be merged into Niagara Merger Corp, a subsidiary of Niagara Bancorp, all shares and outstanding stock options of CNYF will be canceled, and Niagara Bancorp will pay $18.75 per share in cash for each of the 4,568,385 outstanding shares, excluding shares under the CNYF Personnel Recognition and Retention Plan which have not yet been awarded. Niagara Bancorp will also pay, for 340,690 outstanding options under the CNYF Stock Option Plan, $18.75 minus the exercise price of the options (weighted average exercise price $12.03). The aggregate purchase price for CNYF is approximately $87.9 million. The transaction will be accounted for using the purchase method.

         The Registrant has also given Niagara Bancorp, Inc. an option to purchase 919,814 shares of Registrant's common stock at a price of $16.75 per share.

         Consummation of the merger is subject to approval by CNYF shareholders and the receipt of all required regulatory approvals. It is anticipated that the transaction will be completed by the end of the second quarter of the year 2000.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits

The following Exhibits are filed as part of this report:

    Exhibit No.            Description

2.1 Agreement and Plan of Merger, dated December 28, 1999 by and between CNY Financial Corporation, Niagara Bancorp, Inc. and Niagara Merger Corp, including Stock Option Agreement and letter voting agreement as exhibits.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                        CNY Financial Corporation



DATE: January 6, 2000                   By:  /s/ WESLEY STISSER
                                             ---------------------------------
                                                 Wesley Stisser, President and
                                                 Chief Executive Officer

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                                  EXHIBIT INDEX

The following Exhibits are filed as part of this report:


Exhibit No.                Description

2.1 Agreement and Plan of Merger, dated December 28, 1999 by and between CNY Financial Corporation, Niagara Bancorp, Inc. and Niagara Merger Corp, including Stock Option Agreement and letter voting agreement as exhibits.